UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

PURAMED BIOSCIENCE®, INC.
(Exact name of registrant as specified in its charter)
Minnesota (State or other jurisdiction of incorporation)	000-52771 (Commission File Number)	20-5510104 (IRS Employer Identification No.)

P.O Box 677
1326 Schofield Avenue
Schofield, WI 54476
       (Address of principal executive offices)

(715) 359-6373
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments.

The disclosure below under Item 4.02(a) is incorporated herein by reference.

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 24, 2012, upon management’s recommendation to the Board of Directors (the “Board”) of PuraMed BioScience, Inc. (the “Company”), the Board determined that the Company’s financial statements for (i) the year ended June 30, 2011, (ii) the three months ended September 30, 2011, (iii) the three and six months ended December 31, 2011, and (iv) the three and nine months ended March 31, 2012, should no longer be relied upon as a result of accounting related to conversion features embedded within certain short-term convertible notes.

The Company determined that it should have accounted for the fair value of the conversion features of the short-term convertible debt in accordance with ASC Topic No. 815-15 “Derivatives and Hedging; Embedded Derivatives” (“Topic No. 815-15”), instead of accounting for the conversion features as a beneficial conversion feature.  Topic No. 815-15 requires the Company to bifurcate and separately account for the conversion features as an embedded derivative contained in the Company’s short-term convertible debt.  The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations.  The Company valued the embedded derivative using a binomial pricing model.

The Company’s Chief Financial Officer has discussed all of the items above with the Company’s independent registered public accounting firm for the aforementioned financial periods.  The Company intends on amending these periods in its Annual Report on Form 10-K for the year ended June 30, 2012, and the Company will disclose the change in its non-cash items in the following accounts: convertible short-term debt, derivative liability, gain/loss on derivative liability, interest expense, accumulated deficit and additional paid in capital in such Annual Report.  At this time, no other material differences have been identified.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURAMED BIOSCIENCE, INC.

Date: September 28, 2012	By:	/s/ Sue Baacke
Name: Sue Baacke
Title: Chief Financial Officer